Exhibit 10.7

[*****] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “License Agreement”) is made and entered into as of December 31, 2020 (the “Effective Date”), by and among WT IP HOLDINGS, LLC, a Delaware limited liability company (the “Licensor”), on the one hand, and MoneyLion Inc., a Delaware corporation (the “Licensee”), on the other hand. For convenience, Licensor and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Wealth Technologies Inc. (“WTI”), a Delaware corporation, entered into that certain Agreement and Plan of Merger with Licensee (the “Merger Agreement”), dated December 31, 2020, whereby Licensee acquired WTI (the “Transaction”); and

WHEREAS, prior to the Transaction, WTI contributed certain intellectual property and software assets to Licensor in exchange for 100% of the LLC membership interests in Licensor, via a Contribution Agreement dated December 31, 2020; and

WHEREAS, Licensee wishes to receive an exclusive license of such contributed intellectual property and software assets from Licensor, and Licensor wishes to grant to Licensee such license, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereto covenant and agree as follows:

1.	Definitions.

1.1 “Control” of an entity means that an entity shall be deemed to be “controlled by” a Person if the Person possesses, directly or indirectly, power either to (a) vote fifty percent (50%) or more of the securities (including convertible securities) of such entity having ordinary voting power or (b) direct or cause the direction of the management or policies of such entity whether by contract or by possessing the right to appoint a majority of the corporation directors or LLC managers of such entity; and, as to a party who is a natural person, such party shall include such party’s spouse, parents, siblings and lineal descendants.

1.2 “Intellectual Property” means any and all intellectual and proprietary rights however arising out of any of the following in any jurisdiction throughout the world, including any and all: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names (“Domain Names”) and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); and (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and all registrations and applications for any of the foregoing.

1.3 “Licensed IP” means the Licensed Patents, Licensed Source Code, and Licensed Other Intellectual Property.

1.4 “Licensed Other Intellectual Property” means all Intellectual Property owned by Licensor, excluding any Non-US Patents, Licensed Patents and Licensed Source Code.

1.5 “Licensed Patents” means all United States patents and patent applications of Licensor, including those listed in Exhibit A1, attached hereto (“US Patents”), including all inventions disclosed therein and any provisional, divisional, continuation, continuation-in-part, substitution, extension, renewal, parent, utility model, patent of addition, reexaminations, reissues or registration of such patents or patent applications, and any US patents or patent applications claiming priority from any of the patents and patent applications listed in Exhibit A; excluding the patents and patent applications listed in Exhibit A2, attached hereto (“Non-US Patents”).

1.6 “Licensed Source Code” means the software (including source code, object code, executable code, systems, tools, data, databases, firmware, and related documentation) set forth in Exhibit B, attached hereto, and any modifications, derivatives and improvements thereto.

1.7 “Licensor Field” means any and all business areas covered to the extent pursued outside the US.

1.8 “US” means the United States and all territories of the United States.

1.9 “Valid Patent Claim” means a claim of (i) an issued and unexpired patent included within the Licensed Patents unless the claim (1) has been held unenforceable or invalid by the final, un-reversed, and un-appealable decision of a court or other government body of competent jurisdiction, (2) has been irretrievably abandoned or disclaimed, or (3) has otherwise been finally admitted or determined to be invalid, un-patentable or unenforceable, whether through reissue, re-examination, disclaimer or otherwise, or (ii) a pending patent application within the Licensed Patents to the extent the claim continues to be prosecuted in good faith.

Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

2.	License Grant.

2.1 Licenses. Licensor agrees to grant and hereby grants to Licensee:

(a)	Patent License. An exclusive (even with respect to Licensor except within the Licensor Field), perpetual, irrevocable (but terminable, as provided for solely in Section 7.2), sub-licensable, fully paid up license in and to the Licensed Patents in the US for any purpose, including the exclusive right to, directly or indirectly, research, develop, engineer, make, use, sell, offer for sale, import, export and otherwise commercialize or dispose of products covered by or incorporating the Licensed Patents for the life of each of the Licensed Patents, collectively forming the Patent License Term defined in Section 6.1;

(b)	Other Intellectual Property License. An exclusive (even with respect to Licensor except within the Licensor’s Field), perpetual, irrevocable (but terminable, as provided for solely in Section 7.2), sub-licensable, fully paid up license in and to the Licensed Other Intellectual Property in the US, for any purpose, including the exclusive right to, directly or indirectly, research, develop, engineer, make, use, sell, offer for sale, import, export and otherwise commercialize or dispose of products covered by or incorporating the Licensed Other Intellectual Property; and

(c)	Source Code License. An exclusive (even with respect to Licensor except within the Licensor’s Field), perpetual, irrevocable (but terminable, as provided for solely in Section 7.2), sub-licensable, fully paid up, license in and to the Licensed Source Code in the US, for any purpose, including the exclusive right to, directly or indirectly, research, develop, engineer, make, use, sell, offer for sale, import, export and otherwise commercialize or dispose of products covered by or incorporating the Licensed Source Code.

2.2 Licensor’s Retained Rights. Licensor shall retain all rights to use the Licensed IP solely within the Licensor Field.

3.	Rights and Obligations.

3.1 Ownership of Licensed IP. Licensee acknowledges that, as between Licensor and Licensee, Licensor is the owner of all right, title and interest in and to the Licensed IP, and that all such right, title, and interest shall remain with Licensor.

3.2 Ownership of Modifications. All improvements, refinements, optimizations, advancements, developments, modifications, know-how, derivative works or other creations that are related to the Licensed IP and are made by Licensee or Licensee’s employees, consultants, officers, agents or affiliates (collectively, “Modifications”), shall be exclusively owned by Licensee.

3.3 Management of Licensed IP.

(a)	Administration of Licensed IP. (i) Licensor shall maintain and prosecute all applications, registrations and similar filings applicable to the Licensed IP in at least a manner that maintains the current rights in the Licensed IP, including filing all renewals, maintenance fees, and any other actions associated with the maintenance and prosecution of the Licensed IP. (ii) Any and all costs and expenses associated with the foregoing are the sole responsibility of Licensor. (iii) Licensor shall promptly notify Licensee of any changes to Exhibits A-D, such as but not limited to filing of new patent applications.

(b) Administration of Licensed Patents.

(i)	Prior to taking any action relating to the Licensed Patents other than maintaining the Licensed Patents (the "Upcoming Action"), such as but not limited to responding to a Patent Office communication or deciding to abandon an application, Licensor shall give Licensee at least 30 calendar days prior notice of the Upcoming Action, including providing the cause for the Upcoming Action (e.g. official action) and applicable deadline for taking such Upcoming Action.

(ii)	After receiving notice of an Upcoming Action, Licensee shall have 15 calendar days to provide its comments to Licensor relating to strategy, procedure and substance for the Upcoming Action.

(iii)	If the Upcoming Action is a decision by Licensor to abandon a patent application or cease paying maintenance for a patent, Licensee's comments may be an instruction and payment to Licensor to continue prosecution or maintenance, whereupon Licensor shall continue prosecution or maintenance.

(iv)	(A) If the Upcoming Action is a decision by Licensor to abandon a patent application or cease paying maintenance for a patent, Licensee's comments may be an instruction that Licensee will assume ownership of the patent application or patent. (B) Licensor shall execute such documents and perform such acts as may be reasonably necessary to effect a complete assignment of all title and rights to such patent application or patent to Licensee or an affiliate of Licensee designated by Licensee in a timely manner, and more generally to permit Licensee to continue such prosecution and maintenance. (C) Any patent application or patent so assigned to Licensee shall not be considered as Licensed Patents as of the date of such assignment; and will instead be considered the sole property of Licensee. (D) Upon Licensor’s assignment of such patent application or patent to Licensee, Licensee will grant Licensor a fully paid-up non-exclusive, license, at no charge, to continue any then-existing business activity by Licensor in the Licensor Field covered by the patent application or patent.

(v)	Licensor shall prepare, file, prosecute and maintain the Licensed Patents in good faith consistent with its customary patent policy and its reasonable business judgment in view of any comments provided by Licensee.

(vi)	Licensor will use reasonable efforts to take all steps reasonably requested by Licensee in Licensee's comments to protect the rights and interests of Licensee granted under this License.

(vii)	Licensor shall be fully responsible for all compensation to inventors of the Licensed Patents assigned to or owned by Licensor.

(c)	Conveyance of Licensed IP. Licensor shall not, directly or indirectly, sell, transfer or otherwise convey, the Licensed IP or grant further licenses to any third-party to the Licensed IP, including without limitation through a merger or sale of all or a portion of Licensor or Licensor’s assets, without the prior express written consent of Licensee, which shall not be unreasonably withheld or delayed by Licensee . Licensor shall not, directly or indirectly, modify, change, amend or supplement any license, sublicense or other agreement that affects the License, without the express written consent of the Licensee, which shall be provided by Licensee in its sole discretion.

(d)	Ownership of Licensed IP. Any sale or transfer of ownership by Licensor of all or any part of the Licensed IP to any third-party (occurring according to Section 3.4(c), or as approved by Licensee according to Section 3.4(b)), shall be subject (as provided for herein) and subordinate to this License Agreement and the Licensee’s rights granted herein. This License Agreement will continue to apply to the new owner(s) of such Licensed IP and Licensor will procure that a provision to this effect is included in the applicable agreements entered into with such third-party, such that the Licensee retains the full benefit of this License Agreement after any such sale or transfer.

4.	Enforcement of the Licensed IP.

4.1 Notice of Infringement.

(a) Each Party must, within thirty (30) calendar days of discovery, notify the other Party in writing of any actual or suspected infringement of a Valid Patent Claim of any Licensed Patents, or any other part of the Licensed IP, that comes to its attention.

(b) If requested by one of the Parties, the Parties shall meet to discuss the basis of the actual or suspected infringement, possible enforcement against the alleged infringer.

4.2 Infringement outside of the Licensor Field.

(a) If the alleged infringement is outside the Licensor Field, then Licensee shall have sole control over any enforcement against alleged infringers, and Licensor will join as a co-plaintiff with Licensee as and if requested pursuant to Section 4.4.

(b) Licensee shall be solely responsible for the cost of any enforcement against any alleged infringers.

(c) Any recoveries therefrom, after recovery by Licensee of all of its actual costs and fees for obtaining such recoveries, shall inure to the benefit of Licensee and Licensor in the same ratio as the allocation of Economics (as defined below) from the Verticals (as defined below) based on the Verticals in which the infringer was utilizing the Licensed Patents.

4.3 Infringement within the Licensor Field.

(a) If the alleged infringement is exclusively within the Licensor Field, then Licensor shall have sole control over any enforcement against alleged infringers. Licensor shall provide copies to Licensee of any public papers relating to enforcement against alleged infringers.

(b) Licensor shall be solely responsible for the cost of any enforcement against any alleged infringers.

(c) Any recovery shall inure to the sole benefit of the Licensor.

4.4 Enforcement Cooperation. The Parties agree to cooperate fully with each other in the event of any enforcement, including litigation regarding the Licensed IP, and each Party hereby agrees to take all steps, including, without limitation, the execution of documents and assisting in gathering of information, reasonably requested by the other Party, at the requesting Party’s sole expense.

4.5 Notice of Other Relevant IP. If a Party becomes aware of any third-party intellectual property that may impact the use of the Licensed IP hereunder, that Party shall promptly notify the other Party in writing.

4.6 Nothing in this Section 4 shall be construed to reduce or otherwise relieve Licensor from any of its indemnification obligations pursuant to Section 5.4 and 21.2 under this License Agreement.

5.	Representations and Warranties; Covenants.

5.1 Each Party represents and warrants to the other Party that, as of the Effective Date of this License: (i) it has all necessary corporate power and authority to enter into this License Agreement and to consummate the transactions contemplated hereby; and (ii) this License Agreement and its obligations hereunder do not conflict with, breach, or cause a default under, any other contract, license, sublicense or arrangement that it or any of its affiliates has entered into.

5.2 Licensor represents and warrants to Licensee that, as of the Effective Date of the License:

(a)	Licensor is the sole owner of all right, title and interest in and to the Licensed IP (to the extent the same is not licensed to Licensor by a third-party), free and clear of any liens and encumbrances, and the Licensed IP constitutes all Intellectual Property that is owned by or licensed to Licensor;

(b)	Licensor has the power to grant and can grant the rights, licenses, right to sublicense and privileges granted to Licensee hereunder by this License Agreement;

(c)	Neither Licensor nor any of its affiliates have granted any license or any other right (including, without limitation, any right of first offer, right of first refusal, preemptive right or similar right) in or to the Licensed IP to any third-party;

(d)	The Licensed Patents, Licensed Source Code and Licensed Other Intellectual Property constitute all US rights that Licensor has in any Patent and all rights Licensor has in any source code or other Intellectual Property, and neither Licensor nor any of its affiliates have taken any actions that would render the Licensed Patents invalid or unenforceable;

(e)	To Licensor’s knowledge, the Licensed IP does not infringe, misappropriate or otherwise violate the intellectual property rights of any third-party, and no infringement claims have been filed, or, to Licensor’s knowledge, threatened, against Licensor or any of its affiliates for practicing the Licensed IP in the US;

(f)	To Licensor’s knowledge, no third-party is infringing, misappropriating or otherwise violating the Licensed IP;

(g)	Any inventor or other person responsible for the development or creation of any portion of the Licensed IP owned or purported to be owned by Licensor has executed a valid written assignment, in favor of Licensor, of all right, title and interest in such portion of the Licensed IP; and

(h)	Licensor has not received any challenge or threat from a third-party regarding the validity, enforceability or Licensor’s sole ownership of the Licensed IP, and Licensor is not aware of any facts or circumstances that would give rise to such a challenge.

5.3 Licensor covenants that it will not use the Licensed IP in any way that it knows, or should reasonably know, will negatively impact the reputation or business prospects of Licensee in a material manner or expose Licensee to material liability resulting from Licensor’s actions.

5.4 Licensor shall indemnify, defend and hold Licensee and its affiliates harmless against all damages and liabilities owed or otherwise incurred by Licensee to a third-party pursuant to a resulting judgment or settlement in connection with, as a result of, or arising from any suits or claims brought by such third-party (including reasonable legal costs and expenses incurred by Licensee and/or its affiliates in connection therewith) for: (i) any breach by Licensor of its representations and warranties contained in this Section 5 (if such claim is based on facts and circumstances in existence as of the Effective Date, regardless of whether such claim is brought after the Effective Date), and (ii) infringement by the Licensed IP of such third-party’s intellectual property rights.

6.	Term and Renewal.

6.1 The term of this License Agreement for the Licensed Patents shall commence on the Effective Date and shall end concurrently with the expiration of the last Licensed Patents containing a Valid Patent Claim (the “Patent License Term”).

6.2 The term of the License Agreement for the Licensed IP, excluding the Licensed Patents, shall commence on the Effective Date and shall continue for an initial term of twenty (20) years and automatically renew for additional ten (10) year terms unless the License Agreement is terminated in accordance with the provisions of Section 7 (the “Other Intellectual Property License Term”).

7.	Termination.

7.1 Termination Generally. This License Agreement shall terminate at the expiration of the later of the end of the Patent License Term or Other Intellectual Property License Term, as applicable, and unless clauses 7.2 or 7.3 apply, may not otherwise be terminated by any Party.

7.2 Termination for Breach. Without prejudice to any rights that have accrued under this License Agreement or any of its rights or remedies, Licensor may terminate this License Agreement by giving written notice to the Licensee if the Licensee commits a material breach of any term of this License Agreement if Licensee fails to remedy such material breach within a period of one-hundred and eighty (180) days after being notified in writing to do so.

7.3 Termination for Convenience. Licensee, in its sole discretion and with or without cause, may terminate this License Agreement by giving written notice to Licensor.

7.4 Effect of Termination. Upon expiration of this License Agreement or termination of this License Agreement by Licensor for uncured material breach pursuant to Section 7.2 hereof or for convenience pursuant to Section 7.3 hereof, (i) any and all rights granted to Licensee hereunder shall automatically and immediately cease and revert to Licensor; and (ii) after a reasonable period of time to allow Licensee to wind down its and any sublicensee’s use of the Licensed IP not to exceed 180 days after the termination, Licensee and its sublicensees shall cease all use of the Licensed IP; provided, however that the licenses for any rights that are licensed hereunder and incorporated into the products or services of Licensee as of the termination date shall convert to non-exclusive licenses for such rights.

7.5 If Licensor is subject to: (i) appointment of a trustee or receiver for the assets of Licensor; (ii) insolvency or bankruptcy of Licensor or a change of Control of Licensor; (iii) general assignment by Licensor for the benefit of creditors; (iv) expropriation of the business or assets of Licensor; or (v) dissolution or liquidation of Licensor, Licensor will promptly notify Licensee. Without derogating from the generality of the foregoing, in the event that Licensor (a) takes any decision or passes any resolution (whether at board or shareholder level) making Licensor subject to any of such events, or (b) receives any notification from any third-party alleging the existence or bringing about the occurrence of any such event, or giving rise to a reasonable expectation that any one of such events may occur, Licensor shall in each case notify Licensee of such decision, resolution or notification within a period of two business days.

7.6 All rights and licenses granted under or pursuant to this License Agreement by Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Licensee, as licensee of such rights under this License Agreement, will retain and may fully exercise all of Licensee’s rights and elections under the U.S. Bankruptcy Code.

8. Notice. Notice required herein shall be given pursuant to Section [xx] of the Merger Agreement, with additional copies (which shall not constitute notice) as follows:

If to Licensee:

[*****]
Attention: [*****]
Email: [*****]

If to Licensor:

[*****]
Email: [*****]

9.	Revenue Share and Allocation of Future Business Opportunities.

9.1. Exhibit C, attached hereto, sets forth certain market verticals (“the Verticals”) and associated allocation of the economic benefits (the “Economics”) for use of certain aspects of the Licensed IP. As partial consideration for the licenses and rights granted herein, all future business opportunities of Licensee that fall within the Verticals (the “Business Opportunities”), to the extent that the Business Opportunities are primarily based on or dependent upon or utilize the Licensed IP or other intellectual property owned by Licensor as determined in good faith by Licensor and Licensee at the time the Business Opportunity is first pursued (the “Dependent Business Opportunities”), will have the Economics associated with such Vertical divided between Licensor and Licensee as set forth in Exhibit C. In each case, the equity split set forth in Exhibit C shall be the “founders” interest with respect to each such Vertical, each to be diluted pro rata to the extent equity capital is raised for or allocated to such Vertical. Licensor and Licensee shall have the right to invest its pro rata share of any equity capital to be invested in any of the Verticals. The allocation of the Economics may be effected by (i) forming a new entity to execute the Business Opportunity (the “New Entity”), in which case the New Entity would initially be owned in proportion to the allocations shown in Exhibit C, or (ii) executing the Business Opportunity as a division within Licensee (or its Affiliate), in which case a separate profit and loss (P&L) will be maintained for such division, and the net income of such division will be shared between Licensee and Licensor in the ratios shown in Exhibit C. The Parties shall work together to determine the most optimal structure for both Parties to reflect the foregoing terms.

9.2. The board of directors of Licensee shall have the sole discretion to determine whether any particular Vertical or Business Opportunity will be pursued. At Licensor’s reasonable request and following consultation with Licensee, Licensee shall hold its interest in any New Entity through an entity that does not bear the Licensee’s name or brand.

9.3. In the event that Licensee has not pursued a particular Vertical, excluding the “Existing Licensee subprime and near-prime” Vertical, prior to a sale or change of Control of Licensee, or prior to termination of this License Agreement in accordance with Section 7.3, all rights and agreements to pursue a Dependent Business Opportunity included in that Vertical shall revert to Licensor (i.e., the Economics will become 0% Licensee / 100% Licensor), which Licensor, in its sole discretion, can negotiate with the new owners or controlling persons of Licensee. For the avoidance of doubt, the Parties agree that Licensee has the right to pursue all Business Opportunities in a Vertical, excluding any Dependent Business Opportunity.

9.4. In the event that Licensee undergoes a sale or change of Control that results in Licensor (or its members who received the Licensee capital stock in the merger effected by the Merger Agreement) receiving proceeds from such transaction of less than [*****] in aggregate (the “Threshold Amount”), the Economics set forth in Exhibit C with respect to the Verticals, other than the “Existing Licensee subprime and near-prime” Vertical, will be adjusted so that Licensor retains a greater proportion, up to 100% of such Verticals, depending upon the transaction proceeds received by Licensor. The adjustment shall be determined as follows: If the total Licensor proceeds are $X (where X is less than Threshold Amount), the Economics of Licensee in each Vertical is reduced in proportion to the extent to which $X is less than Threshold Amount. By way of illustration: New Licensee Economics = (Original Licensee Economics x $X) / Threshold Amount (other than the “Existing Licensee subprime and near-prime” Vertical, where Licensee Economics remain at 100%); and the Economics of Licensor in each Vertical is increased to equal 100% - New Licensee Economics. In addition, whichever party retains more than 50% of the Economics of a Vertical shall be entitled to have control of such Vertical and to pursue such Business Opportunity using the Licensed IP, while the other party retains its adjusted Economics.

9.5. Licensor shall not disclose, license or provide, or allow any use of, any Licensed IP or other intellectual property owned by Licensor to any person or entity that is competitive to any business of Licensee or any business set forth in Exhibit C, it being agreed that the Licensor Field is not competitive to any business of Licensee.

10.	Licensee's Sub-licensees.

10.1 A sub-license of the Licensed IP by Licensee must explicitly exclude the Licensor Field from the sub-licensed subject matter unless, prior to execution of the sub-license, Licensor has consented in writing to a sub-license within the Licensor Field.

10.2 Within 30 days of Licensee granting a sub-license of the Licensed IP to any party, Licensee shall provide written notice of its sub-license to Licensor, identifying at least (a) the identity of the sub-licensee; (b) the scope of the rights being sub-licensed; (c) the duration of the sub-license; (d) the revenue to be received by Licensee for the sub-license; and (e) Licensee's proposed allocation of sub-license revenue pursuant to Section 10.6. Licensor may provide notice of responsive comments to Licensee within 30 calendar days of receiving Licensee's notice of intent to sub-license; and if so, Licensee must consider the responsive comments. Except for Section 10.1 and the foregoing portion of this Section, granting a sub-license is within the sole discretion of Licensee.

10.3 Within 30 calendar days of granting a sub-license of the Licensed IP to any party, Licensee shall provide a copy of the sub-license to Licensor.

10.4 Within 30 calendar days of an amendment of any sub-license of the Licensed IP, Licensee shall provide a copy of the amendment to Licensor.

10.5 Within 30 calendar days of a termination of any sub-license of the Licensed IP, Licensee shall provide notice of the termination to Licensor.

10.6 Revenue from a sub-license shall be split between Licensee and Licensor based on the ratio of the allocation of Economics from the Verticals (as defined in Section 9) based on the Verticals in which the sub-licensee utilized the Licensed IP.

10.7 All sub-licenses of the Licensed IP by Licensee are "licenses granted under or pursuant to this License Agreement by Licensor" for purposes of Section 7.6.

11. Assignment. This License Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Licensor may not assign or transfer any rights or obligations under this License Agreement, without the written consent of Licensee which shall not be unreasonably withheld or delayed. Licensee may assign its rights and obligations under this License Agreement upon written notice to Licensor.

12. Independent Contractor. Nothing contained in this License Agreement or any acts of the Parties in connection with this License Agreement shall be deemed or construed by the Parties or by any third party as creating the relationship of a partnership or joint venture between the Parties. No provisions contained herein shall be deemed to create any relationship between the Parties other than the relationship of Licensor and Licensee, as provided in this License Agreement.

13. Governing Law. This License Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with law of the State of Delaware.

14. Amendment. This License Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the Parties.

15. Further Assurances. The Parties shall do and cause to be done all such acts, matters and things and shall execute all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under this License Agreement, including without limitation the delivery of all licensed software and source code, Know-how and other materials to Licensee.

16. Attorneys’ Fees, Expenses and Costs. In the event that any Party institutes any legal suit, action or proceeding against any other Party arising out of or relating to this License Agreement, the prevailing Party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees, expenses and costs.

17. No Waiver. No failure or delay by a Party to exercise any right or remedy provided under this License Agreement or by law shall constitute a waiver of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

18. Severability. Each provision of this License Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this License Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this License Agreement shall remain in full force and effect.

19. Counterparts. This License Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together constitute one and the same original. This License Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

20. Conflict. This License Agreement is subject to the terms and conditions of the Merger Agreement, which terms and conditions are incorporated herein by reference. Nothing in this License Agreement shall be deemed to supersede, enlarge or modify any of the provisions of the Merger Agreement, all of which survive the execution and delivery of this License Agreement as provided and subject to the limitations set forth in the Merger Agreement. If any conflict exists between the terms of this License Agreement and the terms of the Merger Agreement, the terms of the Merger Agreement shall govern and control.

21. Liability and Protection

21.1 To the fullest extent permitted by applicable law, no Party shall be liable to the other Parties for any consequential, incidental, special, indirect, punitive or exemplary costs, expenses, loss or damages (including for lost business, loss of use, revenue or profits, damage to or loss of data, business interruption, damage to reputation or goodwill, or diminution in value), arising in contract, tort (including negligence), strict liability or any other legal theory, even if such Party has been advised of the possibility of such damages and whether or not such damages were foreseeable.

21.2 Each party shall indemnify the other Party against all liabilities, costs, expenses, damages and losses and all other reasonable professional costs and expenses suffered or incurred by the other Party arising out of or in connection with the Party’s breach or negligent performance or non-performance of this License Agreement.

21.3 Without prejudice to any other rights or remedies that the other Party may have, each Party acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of this License Agreement by them. Accordingly, each Party shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this License Agreement.

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Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

LICENSOR:

WT IP HOLDINGS, LLC

By:	/s/ Arthur Berd
Name:	Arthur Berd
Title:	Manager

LICENSEE:

MONEYLION INC.

By:	/s/ Diwakar Choubey
Name:	Diwakar Choubey
Title:	Chief Executive Officer

EXHIBIT A1 -- [*****]

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EXHIBIT A2 - [*****]

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EXHIBIT B

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EXHIBIT C

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